LIGGETT & WEBB P.A.
CERTIFIED PUBLIC ACCOUNTANTS

432 Park Avenue South, 10th Floor
New York, NY 10016 / (212) 481-3490

1901 South Congress Avenue, Suite 110
Boynton Beach, FL 33426 / (561) 752-1721

October 11, 2022

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

RE: Green Planet Bioengineering Co., LTD.

File Ref No: 000-52622

We have read the statements of Green Planet Bioengineering Co., LTD., pertaining to our firm included under Item 4.01 of Form 8-K dated October 10, 2022 and agree with such statements as they pertain to our firm. We have read Item 4.01, captioned "Changes in Company's Certifying Accountant," of the Current Report on Form 8-K of Green Planet Bioengineering Co., LTD. and are in agreement with the statements therein as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

Liggett & Webb, P.A.

Liggett & Webb, P.A.
Certified Public Accountants
Boynton Beach, Florida